Exhibit 99.1

FOR IMMEDIATE RELEASE
Nicole Culbertson
(650) 849-1649

Essex Announces Closing of $425 million
Unsecured Credit Facility

Receives Standard & Poor’s Credit Rating Upgrade

Palo Alto, California – September 19, 2011– Essex Property Trust, Inc. (NYSE:ESS), a fully integrated Real Estate Investment Trust (REIT) that invests in apartment communities located in highly desirable, supply-constrained markets, announced the closing of a $425 million unsecured revolving credit facility. The initial term of the facility is three years, and provides for two, 1-year extension periods at the Company’s option. The credit facility contains an accordion feature which will allow the Company to increase the amount of the facility to $500 million.

The credit facility borrowing rates float at a margin over LIBOR plus a facility fee, which are both tied to the Company’s senior unsecured credit ratings. On September 1, 2011, Standard & Poor’s Ratings Services raised its senior unsecured rating on Essex Property Trust, Inc./Essex Portfolio L.P. to ‘BBB’ from ‘BBB-’ and affirmed its ‘BBB’ corporate credit rating. The outlook remained stable. The LIBOR margin on the credit facility is 1.25% with an annual facility fee of 0.25%.

PNC Capital Markets LLC was the Sole Lead Arranger and Sole Book Runner.  PNC Bank, National Association serves as the Administrative Agent.  Lenders to the transaction include US Bank, National Association, Union Bank, N.A., Wells Fargo Bank, National Association, Bank of Montreal, Bank of the West, Keybank National Association, Compass Bank, Capital One, N.A., and Comerica Bank.

Mark J. Mikl, Senior Vice President of Capital Markets and Strategic Planning for the Company, stated, “The recent Standard & Poor’s upgrade and the closing of the new credit facility are a testament to the continued progress of our credit profile as we expand the unsecured debt component of our capital structure.”

Essex Property Trust, Inc., located in Palo Alto, California and traded on the New York Stock Exchange (ESS), is a fully integrated real estate investment trust (REIT) that acquires, develops, redevelops, and manages multifamily residential properties in selected West Coast markets. Essex currently has ownership interests in 150 apartment communities with 4 communities under construction. Additional information about Essex can be found on the Company’s web site at www.essexpropertytrust.com.